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                            SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


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                          NEW ENGLAND BANCSHARES, INC.
                 ----------------------------------------------
                (Name of Registrant as Specified In Its Charter)


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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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FOR IMMEDIATE RELEASE

CONTACT:    David J. O'Connor, President and CEO
            New England Bancshares, Inc. and Enfield Federal
            Savings and Loan Association
            860) 253-5200


                      WINDSOR LOCKS COMMUNITY BANK TO MERGE
                          WITH ENFIELD FEDERAL SAVINGS

                      - - - - - - - - - - - - - - - - - - -

             LOCAL OLD-LINE BANKS TO STRENGTHEN THROUGH COMBINATION

Enfield, CT, January 22, 2003 -- New England Bancshares, Inc. ("New England Bancshares," OTC: NEBS) and Windsor Locks Community Bank, FSL, Windsor Locks, CT ("Windsor Locks") jointly announced today that Windsor Locks, a mutually organized federal savings association, will merge with and into Enfield Federal Savings and Loan Association ("Enfield Federal"), the wholly-owned stock savings subsidiary of New England Bancshares and Enfield Mutual Holding Company.

"This merger is designed to improve services while maintaining the essence of traditional neighborhood banking that is provided by both institutions," said David J. O'Connor, President and Chief Executive Officer of Enfield Federal Savings. The symmetry already exists. Enfield Federal, established in 1916, and Windsor Locks, founded in 1913, have been active, integral members of their community for generations. Both have solid reputations based on reliability and personal service. The merger will enable us to realize certain cost efficiencies by avoiding duplicative costs that make it increasingly difficult for hometown banks to remain competitive in a market flooded with hi-tech branches of regional and national banks."

"By joining Enfield Federal we will be able to offer our customers the most advanced banking services available," said Windsor Locks Community Bank President and CEO, Frederick J. Stroiney. "The welfare of our customers is our top priority, and we believe they deserve the speed and convenience of computerized banking without sacrificing exceptional personal service. Enfield Federal is a like-minded partner that can deliver state-of-the-art banking services while permitting us to remain true to our identity."



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TWO HERITAGES, ONE PURPOSE

The resulting organization will maintain the name Enfield Federal Savings and Loan Association and expects to continue the current business and product lines of both institutions. Mr. O'Connor commented that "while mergers typically spell change in the way companies do business, that is not expected to be the case here. We intend to remain very much the same except for being able to provide an enhanced level of service to an expanded customer."

"'Community'" has long been the operative word at Windsor Locks. We believe this merger will take our local banking 'up a notch' and still preserve our hometown values," said Stroiney. "It will also preserve our employees' jobs which allow us to continue our community involvement and support."

"These two banks have worked hard to earn and preserve their reputations. They are known for their efficient, friendly service and valuing their customers, and that's the way it's going to stay," said Edward C. Allen, Chairman of Enfield Federal. "There aren't a lot of century-old community banks left anymore because either they couldn't compete, or they were gobbled up by larger financial institutions. This merger will prevent that from happening to Windsor Locks Community Bank and Enfield Federal Savings. We are now positioned for the future, and that's something our customers can bank on."

William C. Leary, Chairman of the Board of Windsor Locks, stated "I believe the combining of the two banks was a necessary and positive step forward for both institutions. Windsor Locks has long been determined to preserve a local community bank presence for its valued customers and this move will serve to enhance that objective. We know that our customers will appreciate the result."

As of December 31, 2002, Windsor Locks had assets, deposits and equity of approximately $39 million, $36 million and $2 million, respectively. Accordingly, on a pro forma basis as of December 31, 2002, the merger would have increased New England Bancshares' consolidated assets, deposits and equity to approximately $193 million, $158 million and $25 million, respectively.

As a result of the merger, Windsor Locks' borrower members and depositors will have the same rights and privileges in Enfield Federal as if their respective borrowing and/or deposit accounts had been established at Enfield Federal. The members of Windsor Locks' Board of Directors will become members of the Enfield Federal Board of Directors and the Chairman of the Board of Windsor Locks will be invited to become a member of the New England Bancshares Board of Directors. Two members of the Windsor Locks Board of Directors will also become members of the Board of Directors of Enfield Mutual Holding Company. Mr. Stroiney will become President of Enfield Federal. All of Windsor Locks' employees are expected to continue as employees of Enfield Federal. David J. O'Connor will remain President and Chief Executive Officer of New England Bancshares, Inc. and Enfield Federal Mutual Holding Company and will continue as Chief Executive Officer of Enfield Federal after the merger.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings with six banking centers servicing the communities of Enfield, Manchester, Suffield, and Windsor Locks. For more information regarding the Bank's products and services, please visit www.enfieldfederal.com.



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This news release contains forward-looking statements (within the meaning of the
Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements.

New England Bancshares does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Factors that might cause such a difference include, but are not limited to competition from both financial and non-financial institutions; changes in interest rates, deposit flows, loan demand and real estate values; changes in legislation or regulation; changes in accounting principles, policies or guidelines; the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond the control of New England Bancshares; and other economic, competitive, governmental, regulatory and technological factors affecting New England Bancshares specifically or the banking industry or economy generally.

New England Bancshares may be filing a proxy statement and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the "SEC").
WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Investors will be able to obtain these documents free of charge at the SEC's web site (www.sec.gov). In addition, documents filed with the SEC by New England Bancshares will be available free of charge from Corporate Secretary, New England Bancshares, 660 Enfield Street, Enfield, Connecticut 06082.

The directors, executive officers and certain other members of management of New England Bancshares, Inc. may be soliciting proxies in favor of the merger from the stockholders of New England Bancshares, Inc. For information about these directors, executive officers and members of management, stockholders are asked to refer to the most recent proxy statement issued by New England Bancshares, Inc. which is available at the address provided in the preceding paragraph.